Exhibit 28(h)(vii)

FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is entered into as of this 1st day of September, 2006 among each of AIG SUNAMERICA LIFE ASSURANCE COMPANY, a corporation organized under the laws of the State of Arizona (the “Insurance Company”), on behalf of itself and certain of its separate accounts; SUNAMERICA SERIES TRUST, a Massachusetts business trust (“Trust”); AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware.

WITNESSETH:

WHEREAS, Insurance Company has issued or proposes to issue, now and in the future, certain multi-manager variable annuity contracts and/or variable life policies (the “Contracts”) as set forth in Schedule A, as may be supplemented from time to time by the Insurance Company, with notice to CRMC or the Series;

WHEREAS, Insurance Company has established pursuant to applicable insurance law one or more separate accounts (each, an “Account”) as set forth in Schedule B, as may be supplemented from time to time by the Insurance Company, with notice to CRMC or the Series, for purposes of issuing the Contracts, and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the “Commission”) as a unit investment trust under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Contracts, which are or will be registered by Insurance Company (unless exempt from such registration) with the Commission for offer and sale, will be in compliance with all applicable laws prior to being offered for sale;

WHEREAS, the Series has received a “Mixed and Shared Funding Order” from the Commission granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, the Series may also offer its shares to open-end investment management companies in addition to variable annuity and life insurance separate accounts in accordance with applicable law and/or relief from the Commission;

WHEREAS, the Series is divided into various funds (the “Master Funds”), and each Master Fund is subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Master Fund;

WHEREAS, the Trust is divided into various series (the “Portfolios”), and each Portfolio has its own assets and liabilities and invests in securities in accordance with its investment objectives and policies, as described in the registration statement for the Portfolios;

WHEREAS, certain Portfolios propose to hold as their only investment shares of a corresponding Master Fund as set forth in Schedule C, as such Schedule may be amended from time to time by mutual agreement of the parties in writing, with each such Portfolio having the same investment objective and compatible fundamental investment restrictions and policies as the corresponding Master Fund as described in the registration statement for the Master Fund;

WHEREAS, certain Master Funds (through the Portfolios) listed in Schedule C to this Agreement will serve as certain of the underlying investment mediums for the Contracts issued with respect to the Accounts listed on Schedule B; and

WHEREAS, CRMC is the investment adviser for the Series.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, Insurance Company, the Trust, the Series and CRMC hereby agree as follows:

1. The Series and CRMC each represents and warrants to Insurance Company and the Trust that: (a) a registration statement under the 1933 Act and under the 1940 Act (collectively, the “SEC Filings”) with respect to the Series has been filed with the Commission in the form previously delivered to Insurance Company and the Trust, and copies of any and all amendments thereto will be forwarded to Insurance Company and the Trust at the time that they are filed with the Commission; (b) the Series is, and shall be at all times while this Agreement is in force, registered as an open-end management investment company under the 1940 Act, and lawfully organized, validly existing, and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts; (c) the Series’ registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the “Prospectus”) shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Series by Insurance Company and the Trust expressly for use therein; (d) the shares of the Series will be issued, sold and distributed in compliance in all material respects with all applicable federal securities laws and (e) the Series and CRMC will comply in all material respects with all applicable laws and regulations, including, without limitation, the 1933 Act and the 1940 Act and the rules and regulations thereunder.

2. Insurance Company and the Trust each represents and warrants to the Series and CRMC that: (a) the shares of the Portfolios are or will be registered under the 1933 Act and that the shares will be issued, sold and distributed in compliance in all material respects with all applicable federal securities laws; (b) the Trust is, and shall be at all times while this Agreement is in force, lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts; (c) the Trust is and shall remain at all times while this Agreement is in force, registered as an open-end management investment company under the 1940 Act; (d) the SEC Filings (including the registration statement) of the Trust conform or, when they become effective, will conform in all material respects to the requirements of the 1933 Act and the 1940 Act, and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Trust by CRMC or the Series expressly for use therein; and (e) Insurance Company and the Trust will comply in all material respects with all applicable laws and regulations, including, without limitation, the 1933 Act and the 1940 Act and the rules and regulations thereunder.

3.(a) The Series will furnish to Insurance Company and the Trust such information with respect to the Series, including but not limited to, the SEC Filing and Reports (as defined herein), in such form and signed by such of its officers as Insurance Company and the Trust may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct. The Series will advise Insurance Company and the Trust immediately of: (1) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceeding for that purpose; (2) the institution of any proceeding, investigation or hearing involving the offer or sale of the Contracts or the Series of which it or CRMC becomes aware; or (3) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

(b) The Series will use best efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Series as may reasonably be necessary for use as the funding vehicle for the Contracts through the Portfolios.

(c) The Series shall provide Trust and Insurance Company with quarterly statements of account for each Portfolio’s Master Fund accounts as of the end of each calendar quarter by the fifteenth (15th) of the first month following the calendar quarter (January 15th, April 15th, July 15th, and October 15th).

(d) The Series or CRMC shall, as soon as reasonably practicable, notify the Trust with respect to any changes to the Series’ Prospectus that affect the Master Funds and that would require the Series to file a post-effective amendment under the 1933 Act.

4.(a) The Series agrees to make Class 1 shares of the Master Funds listed on Schedule C hereto available to the Portfolios. Master Fund shares to be made available to the Portfolios shall be sold by the Series and purchased by the Trust for a given Portfolio at the net asset value of the respective class of the respective Master Fund (without the imposition of a sales load) next computed after receipt of each order by the Series or its designee, as established in accordance with the provisions of the then current Prospectus of the Series.

(b) Any material error in the calculation of the net asset value, dividends or capital gain information of a Master Fund shall be reported as soon as practicable upon discovery to Insurance Company and the Trust. In the event of any material error in the calculation or communication of net asset value, dividends or capital gain information or delay in the communication by CRMC, the Series will act in accordance with its then current policies and procedures relating to error correction (consistent with the Commission’s stated position regarding error correction), which policies and procedures shall be delivered to the Trust.

(c) For purposes of Paragraph 4(a), Insurance Company shall be a designee of the Trust and the Series for receipt of such orders from each Portfolio for the Master Funds, and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by both the Trust and the Series; provided that the Trust and the Series each receive notice of such order by 9:30 a.m. Eastern time on the following Business Day (“Next Business Day”) from the Insurance Company or Trust, as applicable. “Business Day” shall mean any day on which the New York Stock Exchange (“NYSE”) is open for trading and on which the Series calculates the net asset values of each class of shares of each Master Fund pursuant to the rules of the Commission. The Series will make the Class 1 shares of each Master Fund available indefinitely for purchase at the applicable net asset value per share by the Trust and the Accounts on those days on which the Series calculates the net asset values of each such class pursuant to the rules of the Commission, and the Series shall calculate such net asset values on each day on which the NYSE is open for trading. The Series shall make the net asset value per share for Class 1 shares of each Master Fund available to the Trust and Insurance Company on a daily basis as soon as reasonably practical after the Series calculates such net asset values per share, and the Series shall use its best efforts to make such net asset values per share available by 6:30 p.m. Eastern time.

If on any given Business Day, the Series is unable to make the applicable net asset value available to Trust and Insurance Company until after 6:30 p.m., the Series shall provide additional time for Trust and Insurance Company to place orders for the purchase of shares equal to the additional time (measured from 6:30 p.m.) it takes Series to make that Business Day’s net asset value available to Trust and Insurance Company. So long as Trust submits its purchase orders within the additional time provided, Series shall treat such orders as though received on the Business Day to which such net asset value relates for purposes of receiving that Business Day’s net asset value. The Series and CRMC are responsible for maintaining net asset values for each class of each Master Fund in accordance with the requirements of the 1940 Act and the Series’ then current Prospectus.

(d) With respect to payment of the purchase price by Trust and of redemption proceeds by the Series, Trust and the Series shall net purchase and redemption orders with respect to each Master Fund and the Trust shall transmit one net payment for all of the Master Funds in accordance with Paragraph 4(e).

(e) In the event of net purchases, Trust shall pay for the shares of the Series by 3:00 p.m. Eastern Time on the Next Business Day after an order to purchase such shares is made in accordance with the provisions of Paragraph 4(c). All such payments shall be in federal funds transmitted by wire. In the event of a net redemption, the Series shall pay redemption proceeds by 3:00 p.m. Eastern time on the Next Business Day.

(f) The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority. Further, the Series reserves the right to reject any purchase order if, in the opinion of the officers of the Series or CRMC, the trading activities of any contract owner, through the Trust, is or potentially may be harmful to the Series.

(g) The Series has policies and procedures in place to detect and discourage short-term or disruptive trading practices, which may include (but is not limited to) monitoring shareholder trading activity. The Series reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt the Master Funds’ administration or is not in the best interest of the Master Funds’ shareholders (including beneficial owners).

(h) Insurance Company and the Trust have policies and procedures in place to detect and discourage short-term or disruptive trading practices, which may include (but is not limited to) monitoring Contract holder trading activity. Insurance Company and the Trust reserve the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or Subaccount.

5. (a) The Trust will make offer and sell shares of the Portfolios listed on Schedule C only to Insurance Company and will register for sale under the 1933 Act and, if required under state securities laws, such additional shares of the Portfolios as may reasonably be necessary for use as the funding vehicle for the Contracts and to maintain a continuous offering of the shares of the Portfolios.

(b) The Trust reserves the right to suspend or terminate sales if the Board of Trustees of the Trust, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority. Further, the Trust reserves the right to reject any purchase order if, in the opinion of the officers of the Trust or Trust’s designee, the trading activities of any contract owner is or potentially may be harmful to the Trust.

6. The Contracts funded through each Account will provide for the allocation of net amounts among certain Subaccounts corresponding to the Class 3 shares of each Portfolio which in turn correspond to Class 1 shares of each Master Fund (each, a “Subaccount”) for investment in shares of the Portfolios as may be offered from time to time in the Contracts. The selection of the particular Subaccount is to be made by the Contract owner and such selection may be changed in accordance with the terms of the Contracts.

7. Transfer of the Series’ shares will be by book entry only. No stock certificates will be issued to the Accounts or Portfolios. Shares ordered from a particular Master Fund will be recorded by the Series as instructed by the Trust in an appropriate title for the corresponding Portfolio. Shares ordered from a particular Portfolio will be recorded by the Trust or the Trust’s transfer agent as instructed by Insurance Company in an appropriate title for the corresponding Account or Subaccount.

8. The Series shall furnish notice promptly to the Trust of any dividend or distribution payable on any shares of the Master Funds held by the Portfolios. The Trust hereby elects to receive all such dividends and distributions as are payable on shares of a Master Fund recorded in the title for the corresponding Portfolio in additional shares of that Master Fund. The Series shall notify the Trust of the number of shares so issued by the end of the Next Business Day the number of shares so issued as payment of such dividends and distributions. The Trust reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

9. The Series shall effect redemptions of interests in the Master Funds in accordance with the terms of the Master Funds’ then current Prospectus and the provisions of the 1940 Act and the rules and regulations thereunder. For purposes of this Paragraph 9, Insurance Company shall be a designee of each Portfolio and each Master Fund for receipt of requests for redemption from each (corresponding to redemptions from the Accounts), and receipt by such designee by 4:00 p.m. Eastern time shall constitute receipt by the Trust and the Series; provided that the Trust or Series each receives actual notice of such request for redemption by 9:30 a.m. Eastern time on the Next Business Day. If on any given Business Day, Series is unable to make the applicable net asset value available to Trust and Insurance Company until after 6:30 p.m., Series shall provide additional time for Trust and Insurance Company to place orders for the redemption of shares equal to the additional time (measured from 6:30 p.m.) it takes Series to make that Business Day’s net asset value available to Trust and Insurance Company. So long as Trust submits its redemption orders within the additional time provided, Series shall treat such orders as though received on the Business Day to which such net asset value relates for purposes of receiving that Business Day’s net asset value. Series shall pay for any net redemptions as described in Paragraph 4(e). Insurance Company shall purchase and redeem the shares of the Portfolios offered by the then current Prospectus of the Trust in accordance with the provisions of such Prospectus.

10.(a) The Series shall pay all expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase for the Trust. The Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses, statements of additional information, or any supplements to the prospectuses or statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing, type-setting and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation, printing and distribution of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series’ shares subject to this Agreement. The Series will provide Insurance Company with enough copies of its Statement of Additional Information to be able to distribute one to each Contract owner or prospective Contract owner who requests such Statement of Additional Information.

(b) With respect to the Prospectus and annual and semi-annual reports (the “Reports”) of the Series that are printed in combination with any one or more such Reports of the Trust and/or other investment options for the Contracts (the “Booklet”), the Series shall bear the costs of printing, type-setting and mailing the Booklet to existing Contract owners based on the ratio of the number of pages of the Series’ Reports included in the Booklet to the number of pages in the Booklet as a whole.

11. Insurance Company shall bear the expenses for the cost of delivery of Series Prospectuses (and supplements thereto) to be sent to prospective Contract owners. The Series shall (a) provide, at its expense, such documentation (in camera-ready Portable Document Format or other mutually agreeable form) and other assistance as is reasonably necessary in order for Insurance Company once each year (or more frequently if the Prospectus for the Series is amended), and twice each year in the case of the Reports and Form N-Q quarterly reports, and (b) have the prospectus or prospectuses, and the annual and semi-annual shareholder reports for the Contracts, Trust and the Series, printed together in one or more documents (such printing to be done at Insurance Company’s expense with respect to prospective investors).

12.(a) Insurance Company and the Trust represent and warrant to the Series that any information furnished in writing by Insurance Company or the Trust (or their respective designees) to the Series for use in the registration statement of the Series will not result in the registration statement’s failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not materially misleading.

(b) The Series and CRMC represents and warrant to Insurance Company and the Trust that any information furnished in writing by the Series or CRMC (or their respective designees) to Insurance Company or the Trust for use in the registration statement of the Trust or Insurance Company will not result in the registration statement’s failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not materially misleading.

13.(a) Insurance Company, the Trust and their affiliates shall make no representations concerning the Series’ shares except those contained in the then current Prospectus of the Series, current statement of additional information of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series’ Prospectus, in information published on the Series’ or CRMC’s internet site, or in materials approved by CRMC or its affiliates.

(b) The Series, CRMC and their affiliates shall make no representations concerning the Trust’s shares or the Contracts except those contained in the then current Prospectus of the Trust or Contracts, current statement of additional information of the Trust or Contracts, in such printed information subsequently issued on behalf of the Trust or Insurance Company as supplemental to the Trust’s or the Contract’s Prospectus, in information published on the Trust’s or Insurance Company’s internet site, or in materials approved by Trust, Insurance Company or their affiliates.

14. Shares of the Series may be offered to separate accounts of various insurance companies in addition to Insurance Company and otherwise in accordance with the Mixed and Shared Funding Order. The Series represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”). The Series agrees that each Master Fund will comply with the diversification requirements of Section 817. The Series and CRMC represent that each fund in the Series currently qualifies as a regulated investment company (“RIC”) under the Code and that they will maintain each Master Fund’s qualification as a RIC. The Series will provide Insurance Company and the Trust with securities holdings reports for each Master Fund within ten days after each calendar quarter.

15. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contract owners participating in one or more of the Portfolios or Master Funds might, at some time, be in conflict. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Series shall promptly notify Insurance Company and the Trust of the existence of irreconcilable material conflict and its implications. If such a conflict exists, Insurance Company will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contract owners will not be required to bear such expenses.

The Series hereby notifies Insurance Company and the Trust that it may be appropriate to include in the Prospectus pursuant to which a Contract is offered disclosure regarding the risks of mixed and shared funding.

16.(a) Insurance Company and the Trust agree to indemnify and hold the Series and CRMC harmless against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which the Series or CRMC may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of Insurance Company’s or the Trust’s: (a) making untrue statements of material facts or omitting material facts in the Trust’s or a Contract’s registration statement, Prospectus, statement of additional information, Reports to Contract owners and sales literature for the Contracts; (b) making untrue statements of material facts that the Series or CRMC includes in the Series’ registration statement, Prospectus, statement of additional information, Reports and sales literature, provided that Series or CRMC relies on information supplied by Insurance Company or the Trust; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by Insurance Company with respect to the sale of the Contracts, Portfolio or Master Fund shares; and (d) breaching this Agreement or a representation or warranty; provided, however, that indemnification will not be provided hereunder for any such liability that results from the willful malfeasance or gross negligence of Series or CRMC.

(b) The Series and CRMC each agrees to indemnify and hold Insurance Company and the Trust harmless against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which the Insurance Company or the Trust may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of the Series’ or CRMC’s: (a) making untrue statements of material facts or omitting material facts in the Series’ registration statement, Prospectuses or statements of additional information, Reports to shareholders, and sales literature; (b) making untrue statements of material facts that the Trust includes in the Trust’s registration statement, prospectuses or statements of additional information, Reports to shareholders, and sales literature, provided the Insurance Company or the Trust relies on information supplied by the Series or CRMC; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by the Series with respect to the sale of the Contracts, Portfolio or Master Fund shares or the operation of the Series or a Master Fund; (d) failure of the Series or CRMC to comply with any Master Fund’s investment objectives, policies and restrictions; and (e) breaching this Agreement or a representation or warranty, including, but not limited to, the representations, warranties and covenants in Section 14; provided, however, that indemnification will not be provided hereunder for any such liability that results from the willful malfeasance or gross negligence of Insurance Company or Trust.

17. (a) Any party seeking indemnification (the “Potential Indemnitee”) will promptly notify any party from whom they intend to seek indemnification (each a “Potential Indemnitor”) of all demands made and/or actions commenced against the Potential Indemnitee which may require a Potential Indemnitor to provide such indemnification. At its option and expense, a Potential Indemnitor may retain counsel and control any litigation for which it may be responsible to indemnify a Potential Indemnitee under this Agreement.

(b) With respect to any claim, the parties each shall give the other reasonable access during normal business hours to its books, records and employees and those books, records and employees within its control pertaining to such claim and shall otherwise cooperate with one another in the defense of any claim. Regardless of which party defends a particular claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, and such other party, at all times, shall have the right to intervene in the defense of the case.

(c) If a party is defending a claim and indemnifying the other party hereto, and: (a) a settlement proposal is made by the claimant or (b) the defending party desires to present a settlement proposal to the claimant, then the defending party promptly shall notify the other party hereto of such settlement proposal together with its counsel’s recommendation. If the defending party desires to enter into the settlement and the other party fails to consent within ten business days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then the other party, from the time it fails to consent forward, shall defend the claim and shall further indemnify the defending party for all costs associated with the claim which are in excess of the proposed settlement amount.

(d) Regardless of which party is defending the claim, if a settlement requires an admission of liability by the non-defending party or would require the non-defending party to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise) (a “Specific Performance Settlement”), the defending party may agree to such settlement only after obtaining the express, written consent of the non-defending party. If a non-defending party fails to consent to a Specific Performance Settlement, the consequences described in the last sentence of the first paragraph of this Section 17 shall not apply.

(e) The parties shall use good faith efforts to resolve any dispute concerning this indemnification obligation. Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying matter complained of, before a court of competent jurisdiction. Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred thirty days from the commencement of the same unless such time period is extended by the written agreement of the parties). The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys’ fees, costs and expenses.

18. If requested to vote on matters pertaining to a Master Fund, the corresponding Portfolio will seek instruction from the Insurance Company and vote all the Portfolio’s interests proportionally in accordance with the voting instructions of the Insurance Company, who in turn will seek instruction from Contract Owners. Insurance Company shall be responsible for assuring that the applicable Account calculates pass-through voting privileges of Contract owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the current Contract. The Series will be responsible for all reasonable costs to the Trust associated with such proxies and/or shareholder meetings called to vote on matters pertaining to the Series.

19. The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement will terminate:

(a)	by mutual agreement at any time; or

(b)	by any party at any time upon sixty days’ written notice to the other parties; or

(c)	at the option of Insurance Company, the Trust, CRMC or the Series upon ten calendar days’ prior written notice to the other party if a final non-appealable administrative or judicial decision is entered against the other party which has a material impact on the Contracts; or

(d)	at the option of Insurance Company or the Trust, upon ten calendar days’ prior written notice, if shares of the Series are not reasonably available; or

(e)	at the option of Insurance Company or the Trust, immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the Code; or

(f)	in the event the Series’ shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Portfolios or the Contracts issued or to be issued by Trust or Insurance Company; in such event prompt notice shall be given by Insurance Company, the Trust or the Series to each of the other parties; or

(g)	at Insurance Company’s option by written notice to the Series and/or CRMC if Insurance Company shall determine in its sole judgment exercised in good faith, that either the Series or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h)	at the option of the Series or CRMC by written notice to Insurance Company and the Trust if the Series or CRMC shall determine in its sole judgment exercised in good faith, that Insurance Company or the Trust has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice.

20. All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Insurance Company:

AIG SunAmerica Life Assurance Company &

First SunAmerica Life Insurance Company

1 SunAmerica Center

1999 Avenue of the Stars

Los Angeles, CA 90067

Attn: Mallary Reznik, Associate General Counsel

Facsimile: (310) 772-6574

with a copy to:

AIG SunAmerica Asset Management Corp.

Harborside Financial Center

3200 Plaza 5

Jersey City, NJ 07311

Attn: Gregory N. Bressler, General Counsel

Facsimile: (201) 324-6364

If to the Trust:

AIG SunAmerica Asset Management Corp.

Harborside Financial Center

3200 Plaza 5

Jersey City, NJ 07311

Attn: Gregory N. Bressler, General Counsel

Facsimile: (201) 324-6364

If to Series:

American Funds Insurance Series

333 S. Hope Street, 55th Floor

Los Angeles, California 90071

Attention: Michael J. Downer, Senior Vice President

Facsimile No.: (213) 486-9041

with a copy to:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, California 90071

Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel,

                  Fund Business Management Group

Facsimile No.: (213) 486-9041

If to CRMC:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention: Michael J. Downer, Senior Vice President and Legal Counsel,

                  Fund Business Management Group, and Secretary

Facsimile No.: (213) 486-9041

with a copy to:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, California 90071

Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel,

                  Fund Business Management Group

Facsimile No.: (213) 486-9041

21. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it, including the continued availability of the Funds pursuant to Section 22 below, will remain in effect as to that business, after termination.

22. If this Agreement terminates, the Series, at Insurance Company’s option, will continue to make additional shares of the Series available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contract owners), unless the Series liquidates or applicable laws prohibit further sales. Insurance Company agrees not to redeem shares unless: (a) the Agreement is terminated; (b) legitimately required to do so according to a Contract owner’s request; (c) under an order from the Commission or pursuant to exemptive relief granted by the Commission or pursuant to a vote of Contract owners; (d) as otherwise agreed to or permitted among the parties; or (e) unless Insurance Company or the Trust provides at least sixty (60) days advance written notice.

23. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, the Trust, Insurance Company and the Account agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. Notwithstanding the foregoing, if Insurance Company or the Trust seek satisfaction for any liability of the Series in respect of this Agreement, Insurance Company (on behalf of itself or any Account) and/or the Trust may seek recourse against CRMC.

24. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

25. This Agreement and the parties’ rights, duties and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other parties hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party that does not constitute an assignment under the 1940 Act shall not be deemed to be an assignment for purposes of this Agreement.

26. In addition to any provision of this Agreement which specifically states that it survives termination of this Agreement, the following Paragraphs shall survive any termination of this Agreement: 4, 16, 17, 20-26.

27. This Agreement and any amendment to it may be executed in one or more counterparts. All of those counterparts shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

INSURANCE COMPANY (on behalf of itself and each Account)

AIG SUNAMERICA LIFE ASSURANCE COMPANY
Attest:
	By:	/s/ JANA W. GREER
	Name:	Jana W. Greer
	Its:	President

THE TRUST
Attest:
	By:	/s/ NORI L. GABERT
	Name:	Nori L. Gabert
/s/ MARK MATTHES	Its:	Vice President and Secretary

AMERICAN FUNDS INSURANCE SERIES
Attest:
	By:	/s/ CHAD L. NORTON
	Name:	Chad L. Norton
	Its:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY
Attest:
	By:	/s/ MICHAEL DOWNER
	Name:	Michael Downer
	Its:	Vice President and Secretary

Exhibit 28(h)(vii)

SCHEDULE A

CONTRACTS

Polaris Choice III

Polaris Preferred Solution

SCHEDULE B

LIST OF ACCOUNTS:

Variable Separate Account

SCHEDULE C

Master Funds and Corresponding Portfolios

American Funds Insurance Series Master Funds:-	Trust Portfolios:
• American Funds Growth Fund	• American Funds Growth SAST Portfolio
• American Funds Global Growth Fund	• American Funds Global Growth SAST Portfolio
• American Funds Growth-Income Fund	• American Funds Growth-Income SAST Portfolio
• American Funds Asset Allocation Fund	• American Funds Asset Allocation SAST Portfolio

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